Exhibit 99.1

NEWS RELEASE

For Immediate Release

SONO REPORTS UPDATED HIGH RESOLUTION AIRBORNE SURVEY AIDS IN
IDENTIFYING DRILL TARGETS AT ITS BONNYRIDGE COPPER/SILVER PROJECT
IN BOTSWANA, AFRICA

VANCOUVER, British Columbia, August 18, 2011 /PRNewswire/ -- Sono Resources Inc. (OTCQB-SRCI; the "Company" or "Sono") has reviewed updated data from the Company's high resolution airborne magnetics survey, presently in the final stages of completion. The Company expects to achieve well-defined drill targets from this new data.

Through the review of a combination of Sono's high-resolution aeromagnetic survey, available government ground magnetic survey information, geophysical data and extensive soil sampling, the data shows multiple geological features which are identical to those found on adjacent advanced stage exploration and pre-production properties. This data, combined with ongoing geological interpretation by Sono's technical staff, will allow for a competent drill program to commence in the 3rd quarter of 2011.

Peter Wilson, President of Sono states, "Our goal is to establish a very focused drill program on the Bonnyridge project guided by the new information we have gained. Our skilled technical staff are very familiar with interpreting this type of occurrence, which has already resulted in adding previously undefined exploration targets to our upcoming drill program."

About Sono Resources Inc.

Sono Resources Inc. is a mineral exploration company seeking to acquire, explore and develop highly prospective metal projects in Africa. Its core project, located in Botswana, covers 2965.6 square kilometers and is in the center of the Kalahari Copper Belt, recognized as one of the largest producing copper belts in the world.

See www.sonoresourcesinc.com for more information.

Contact:

Investor Relations
1.855.662.7666

Certain statements in this release are forward-looking statements, which reflect the expectations of management. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to the Company's further drilling, its expectations to receive results or its ongoing exploration program. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. These forward-looking statements reflect management's current views and are based on certain expectations, estimates and assumptions, which may prove to be incorrect. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) a downturn in general economic conditions in North America and internationally, (2) the inherent uncertainties and speculative nature associated with mineral exploration and production, (3) a decreased demand for minerals and fluctuations in the price of such minerals, (4) any number of events or causes which may delay or cease exploration and development of the Company's property interests, such as environmental liabilities, weather, mechanical failures, safety concerns and labor problems; (5) the risk that the Company does not execute its business plan, (6) political and foreign risks, (7) inability to retain key employees, (8) inability to finance operations and growth, and (9) other factors beyond the Company's control. These forward-looking statements are made as of the date of this news release and, except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements. We seek safe harbor.